                                                                       EXHIBIT 8


                  Tax Opinion of Bracewell & Patterson, L.L.P.

                Regarding Fredonia Bancshares, Inc. Acquisition

                                                                       EXHIBIT 8





                                 June 20, 1997





    Board of Directors
    Fredonia Bancshares, Inc.
    2400 North Street
    Nacogdoches,Texas  75961

    Dear Sirs:

            We are special tax counsel to Fredonia Bancshares, Inc. ("Fredonia") in connection with certain transactions contemplated by the Agreement and Plan of Reorganization, dated as of April 25, 1997 among First United Bancshares, Inc. ("First United"), First United of Texas, Inc. and Fredonia, pursuant to which First United would issue to the shareholders of Fredonia shares of First United Stock in exchange for all the issued and outstanding stock of Fredonia through a merger transaction (the "Merger") in which Fredonia would be merged with and into First United. In that connection, our opinion is as set forth in the section entitled, "THE MERGER - Federal Income Tax Consequences" in this Registration Statement.

            We hereby consent to the filing of this letter as Exhibit 8 to the Registration Statement on Form S-4 which the Proxy Statement is a part and to the reference to us in the section entitled "THE MERGER - Federal Income Tax Consequences" in the Proxy Statement.

                                        Very truly yours,


                                        /s/ Bracewell & Patterson, L.L.P.
                                        ---------------------------------
                                            Bracewell & Patterson, L.L.P.